Exhibit 99.1

Trilogy Metals Reports Second Quarter Fiscal 2017 Financial Results

VANCOUVER, June 28, 2017 /CNW/ - Trilogy Metals Inc. (TSX, NYSE-MKT: TMQ) ("Trilogy Metals" or "the Company") is pleased to report its second quarter results for the period ended May 31, 2017. Details of the Company's financial results are contained in the unaudited interim consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Second Quarter 2017 Highlights:

•	Strong working capital position of $20.1 million, with cash on hand of $14.5 million.
•	Financial partnership announced with South32 Limited for an option to form a 50/50 joint venture for a minimum investment of $150 million.
•	South32 is required to fund a minimum of $10 million per year, for up to three years to keep the option in good standing.
•	First $10 million has been advanced to the Company and will be spent on 12,000-meter exploration drill program at the Bornite deposit, which program is underway.
•	Engaged independent contractors for the pre-feasibility study ("PFS") on the high-grade polymetallic volcanogenic massive sulphide ("VMS") Arctic deposit.

South32 Option Agreement

On April 10, 2017 the Company announced that it had signed an agreement with South32 Limited (ASX/JSE/LSE: S32) ("South32") whereby Trilogy had granted South32 an option to form a 50/50 joint venture with respect to Trilogy's Alaskan assets, known collectively as the Upper Kobuk Mineral Projects ("UKMP"), which includes the Arctic and Bornite Projects, the Exploration and Option to Lease Agreement with NANA Regional Corporation, Inc., and the remainder of Trilogy's state mining claims along the 100km VMS belt. South32 must contribute a minimum of $10 million each year, for a maximum of 3 years, to keep the option in good standing.  South32 may exercise its option at any time over the next three years to form the 50/50 joint venture. To subscribe for 50% of the joint venture, South32 will contribute a minimum of $150 million, plus any amounts Trilogy spends at the Arctic Project over the next three years, to a maximum of $5 million per year (the "Subscription Price"), less an amount of the Initial Funding contributed by South32.

2017 Field Programs Underway

The exploration program is underway at Bornite utilizing 3 diamond core rigs.  Drill results are anticipated to begin late in the summer and continue into the fall.  The site work required to complete the PFS at Arctic is also underway and results are expected in Q1, 2018.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

			in thousands of dollars,
			except for per share amounts
Three months ended			Six months ended
Selected expenses	May 31, 2017 $	May 31, 2016 $	May 31, 2017 $	May 31, 2016 $
General and administrative	407	373	785	719
Mineral properties expense	1,297	457	1,936	990
Professional fees	193	210	318	346
Salaries	224	257	466	469
Salaries – stock-based compensation	106	116	499	398
Unrealized (gain) loss on held for trading investments	(70)	-	1,169	-
Loss from continuing operations for the period	2,390	1,460	5,387	2,983
Loss from discontinued operations for the period	-	187	-	359
Loss and comprehensive loss for the period	2,390	1,647	5,387	3,342
Basic and diluted loss per common share	$0.02	$0.01	$0.05	$0.03

For the three months ended May 31, 2017, Trilogy reported a net loss of $2.4 million (or $0.02 basic and diluted loss per common share) compared to a net loss of $1.6 million for the corresponding period in 2016 (or $0.01 basic and diluted loss per common share). This variance was primarily due to the size of the field programs at the UKMP in 2017 as well as the timing of the program. An increase of $840,000 of mineral property expenses occurred during the three months ended May 31, 2017 compared to the three months ended May 31, 2016. In 2017, the field program at Arctic and Bornite began with drilling by early June compared to 2016 where the field program kicked off in early July. This earlier start resulted in an increased mineral property expense during the second quarter of 2017. Additionally, in preparation for the Arctic PFS study, an increased level of ongoing technical studies was occurring during the three months ended May 31, 2017 compared to the corresponding period in 2016.

For the six months ended May 31, 2017, Trilogy reported a net loss of $5.4 million (or $0.05 basic and diluted loss per common share) compared to a net loss of $3.3 million for the corresponding period in 2016 (or $0.03 basic and diluted loss per common share). This variance was primarily due to an unrealized loss on investments of $1.2 million classified as held for trading for which movements in the fair value of the investments are recorded through the statement of loss. The investments consist of common shares and warrants in Gold Mining Inc. acquired as consideration for the sale of Sunward Investments Limited and its Titiribi gold-copper exploration project in Colombia. There are no comparable amounts for the six months ended May 31, 2016 as the Company acquired the investments in September 2016.

Adjusting for the unrealized loss on held for trading investments, there is a loss from continued operations of $4.2 million for the six months ended May 31, 2017 compared to the loss from continuing operations of $3.0 million for the six months ended May 31, 2016. The remaining increase is due almost entirely to an increase of $1.0 in mineral properties expenses. We incurred $1.9 million in mineral properties expense for the six months ended May 31, 2017 compared to $1.0 million for the six months ended May 31, 2016. The increase in mineral property expenses in 2017 is due to the significantly increased size of the 2017 field program compared to the 2016 program as discussed above. The increase is also attributable to several ongoing engineering studies, specifically an updated 3D geology model and resource estimate for the Arctic deposit, metallurgical test programs on the Arctic and Bornite Projects, completion of a pre-feasibility level slope geotechnical and hydrology study on the Arctic deposit, and a review of the hydrogeological conditions at the Bornite property. Waste characterization is also continuing on the Arctic Project which began in 2016. General and administrative expenses, salaries, stock-based compensation, and professional fees continue to be at comparable levels in the periods presented.

Outlook

Our 2017 program has a total budget of $17.1 million with $7.1 million to be expended during the fiscal year to advance the Arctic Project to pre-feasibility and $10.0 million for the exploration program at the Bornite Project. The Arctic PFS will be supported by information collected during the 2015 and 2016 field seasons as well as additional information to be collected during the 2017 summer field program.  The completion of the 2017 field program will complete a staged three-year site investigation program where the first two years focused almost exclusively on collecting data in and around the proposed Arctic open-pit, and the third year focuses on infrastructure and mine design. The Arctic PFS is anticipated to be completed in Q1 2018.

The exploration program at the Bornite Project is an exciting opportunity to potentially expand the resource at Bornite by drilling the extensions of mineralization last drilled by the Company in 2013. Approximately 12,000 meters will be drilled by Bornite focused entirely on testing the size and depth of the extension of the known deposit. Drilling at the Bornite Project commenced in early June and will continue through to late September with drill results anticipated to be released late in the summer and continue into the fall.

Qualified Persons

Andrew W. West, P.Geo., Exploration Manager for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101. Mr. West has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc., formerly NovaCopper Inc., is a metals exploration company focused on exploring and developing the Ambler mining district located in northwestern Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within the Company's land package that spans approximately 143,000 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to our outlook, the future operating or financial performance of the Company, planned expenditures and the anticipated exploration and development activity, including with respect to the 2017 field program at the UKMP Projects, the timing of drill results at Bornite, the potential timing and preparation of a PFS on the Arctic deposit, and the potential exercise of the option by South32 are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties as well as the construction of the access road; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, metal grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2016 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/June2017/28/c4412.html

%CIK: 0001543418

For further information: Company Contacts: Rick Van Nieuwenhuyse, President & Chief Executive Officer; Elaine Sanders, Vice President & Chief Financial Officer; info@trilogymetals.com, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 07:00e 28-JUN-17